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                                                                   EXHIBIT 23.1



                               CONSENT OF KPMG LLP


The Board of Directors
HyperFeed Technologies, Inc.:

We consent to the incorporation by reference in this registration statement on Form S-8 of our reports dated March 8, 2000, relating to the consolidated balance sheets of HyperFeed Technologies, Inc. and subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, and the related consolidated financial statement schedule of valuation and qualifying accounts, which reports appear in the December 31, 1999, annual report on Form 10-K of HyperFeed Technologies, Inc.



                                         /s/ KPMG LLP

Chicago, Illinois
November 8, 2000